Exhibit 4.6

MEMORANDUM OF UNDERSTANDING

26 January 2016

Between

National Westminster Bank Plc

and

RBS Pension Trustee Limited

In relation to a capital contribution to the Royal Bank of Scotland Group Pension Fund

This MEMORANDUM OF UNDERSTANDING is made on 26 January 2016

BETWEEN:

(1)	NATIONAL WESTMINSTER BANK PLC registered in England with company number 929027 whose registered office is at 135 Bishopsgate, London, EC2M 3UR (the Principal Employer); and

(2)	RBS PENSION TRUSTEE LIMITED registered in England with company number 2726164 whose registered office as at 1 Princes Street, London, EC2R 8PB (Trustee).

BACKGROUND:

(A)	The Trustee is the trustee of the Royal Bank of Scotland Group Pension Fund (the Group Fund) as governed by a definitive deed dated 5 April 2006 and as amended from time to time (the Trust Deed and Rules).

(B)	The Principal Employer is the principal employer of the Group Fund.

(C)	The Principal Employer and the Trustee wish to agree their understanding in relation to a one-off capital contribution to the Group Fund in this Memorandum of Understanding (MoU).

(D)	This MoU applies only to the Main Fund Section of the Group Fund.

1.	AGREEMENT TO THIS MOU

In consideration of the Principal Employer making a capital contribution to the Main Fund Section of the Group Fund of £4,200,000,000 on or before 30 March 2016 (the Contribution), the Trustee agrees to the provisions of this MoU to the extent that its obligations hereunder do not conflict with its obligations under law or with its fiduciary duties to the Group Fund membership.

2.	TRUSTEE FIDUCIARY DUTIES AND PENSIONS REGULATOR

The Principal Employer acknowledges that the Trustee cannot fetter the exercise of its powers and discretions in a way which would be inconsistent with its fiduciary duties and so the agreement of the Trustee recorded in this MoU must be read subject to that principle. The Principal Employer also recognises that the Trustee’s fiduciary duties may include taking into account the views of the Pensions Regulator (including Pensions Regulator guidance and codes of practice) and so the agreement of the Trustee recorded in this MoU must be read subject to this. However the Trustee also confirms that as at the date of this MoU (i) it is satisfied that entry into this MoU is consistent with its fiduciary duties and Pensions Regulator guidance and codes of practice and (ii) it is not aware of any views of the Pensions Regulator which would conflict with the terms of this MoU.

3.	BANK AND TRUSTEE TO ACT REASONABLY AND IN GOOD FAITH

By entering into this MoU and in carrying out their obligations hereunder the Principal Employer and the Trustee shall act reasonably and in good faith.

4.	ADVANCE PAYMENT OF DEFICIT REPAIR CONTRIBUTIONS IN RESPECT OF 2014 SCHEDULE OF CONTRIBUTION

The Trustee agrees that the Contribution is an advance payment of all the outstanding deficit repair contributions due to the Main Fund Section of the Group Fund set out in the relevant schedule of contributions dated 27 June 2014 (the Schedule of Contributions) and that no such further payments of deficit repair contributions will fall due to the Main Fund Section under that part of the Schedule of Contributions. For the avoidance of doubt, the normal employer contributions, PPF and Pensions Regulator levies, augmentations and other such additional payments as specified in the Schedule of Contributions and thereafter in the next schedule of contributions to be agreed for the purposes of section 227 of the Pensions Act 2004 shall continue to be paid in respect of the Main Fund Section.

5.	ACTUARIAL VALUATION DATES

5.1	The Trustee agrees to obtain an actuarial valuation of the Main Fund Section of the Group Fund for the purposes of section 224 of the Pensions Act 2004 with an effective date to be agreed by the Principal Employer and the Trustee which must be between 31 October 2015 and 31 December 2015 (the 2015 Valuation).

5.2	Subject to sub-clause 5.3, the Trustee agrees not to obtain a further actuarial valuation of the Main Fund Section of the Group Fund for the purposes of section 224 of the Pensions Act 2004 (the Next Valuation) with an effective date earlier than three years after the effective date of the 2015 Valuation.

5.3	The trust deed of the Group Fund (clause 6.9 of the trust deed) provides for the Trustee to obtain an actuarial valuation every three years or at such intervals as the Principal Employer may determine. The Trustee recognises that in the normal course of business funding levels may fluctuate before the effective date of the Next Valuation and at the date of signing this MOU the Trustee does not anticipate future circumstances which will require it to request an actuarial valuation at a date earlier than the effective date of the Next Valuation. However, where a material change arises and the Trustee requests consent for a valuation earlier than the Next Valuation the Principal Employer shall consider the request reasonably and in good faith as expressed in clause 3.

6.	2015 VALUATION AND RECOVERY PLAN

6.1	The Trustee will agree with the Principal Employer before the Contribution the statement of funding principles in respect of the 2015 Valuation for the purposes of section 223 of the Pensions Act 2004.

6.2	The actuarial assumptions for the 2015 Valuation contained in the statement of funding principles will be such that the technical provisions for the purposes of section 225 of the Pensions Act 2004 are no greater than the technical provisions would have been if the assumptions used were consistent with those used for the last actuarial valuation of the Main Fund Section of the Group Fund as at 31 March 2013.

6.3	The Trustee further will agree with the Principal Employer before the Contribution that:

(a)	the assumptions will be such that the Main Section of the Group Fund will meet the statutory funding objective (as defined in section 222 of the Pensions Act 2004) as at the effective date of the 2015 Valuation; or

(b)	to the extent the 2015 Valuation shows that the statutory funding objective in respect of the Main Section of the Group Fund was not met as at the effective date of the 2015 Valuation,

the recovery plan will be revised (for the purpose of section 226 of the Pensions Act 2004)

to be of such length and based on such assumptions as are necessary to allow the shortfall to be met from the Contribution without further deficit repair contributions from the participating employers.

6.4	The Trustee and the Principal Employer will take all actions necessary to finalise the 2015 Valuation by 30 June 2016.

6.5	The Trustee shall set an investment strategy to meet the requirements of the recovery plan in sub-clause 6.3(b) above, with the intention of maintaining an investment strategy until the effective date of the Next Valuation at the earliest to meet the recovery plan in sub-clause 6.3(b) above, subject to the investment strategy remaining within the risk appetite set by the Trustee. Any material change to the investment strategy or risk appetite, should the Trustee consider this to be necessary for whatever reason, shall be subject to the provisions of clause 7. Such material change shall be reflected in an updated statement of investment principles in respect of which the Trustee acknowledges the continuing requirement to consult with the Principal Employer.

6.6	The Trustee undertakes to discuss this MoU with the actuary appointed to the Group Fund under section 47 of the Pensions Act 1995 (the Actuary). The Trustee will use reasonable endeavours to obtain confirmation in principle from the Actuary before the Contribution that he will be able to certify the technical provisions for the purposes of section 225 of the Pensions Act 2004 and the schedule of contributions for the purposes of section 227 of the Pensions Act 2004 in respect of the 2015 Valuation on the basis set out in this MoU. The Trustee will notify the Principal Employer in writing before the Contribution that the Actuary has provided such confirmation in principle.

7.	INVESTMENT STRATEGY AND RISK MANAGEMENT

The Trustee recognises the financial interest of the Principal Employer in the Group Fund, and the commitment that the Principal Employer has made to funding the Group Fund by way of the Contribution. In consideration of this, the Trustee agrees (subject to (i) its obligations under law and in particular the Pensions Act 1995 and the Occupational Pension Schemes (Investment) Regulations 2005 and (ii) to the provisions of the Trust Deed and the Rules) that:

(a)	it will give full and proper consideration to any investment strategy and risk management proposal made by the Principal Employer to the Trustee;

(b)	it will give full and proper consideration to the impact that any investment decision of the Trustee may make in relation to the participating employers where information regarding the potential impact has been made available to the Trustee;

(c)	it will liaise closely with the Principal Employer in relation to its investment policy and decisions from time to time.

8.	DISTRIBUTIONS AND OTHER CORPORATE ACTIONS

8.1	The Trustee acknowledges that from time to time the Principal Employer and/or any participating employer may decide to make a dividend, distribution, buy back of shares (or any other return of equity) or take other corporate actions (the Corporate Action) which could result in a potential weakening of the covenant supporting the Group Fund.

8.2	If the Trustee considers the Corporate Action has a materially detrimental effect on the covenant supporting the Group Fund the Trustee will take into account the Net Contribution as well as other relevant factors in deciding appropriate mitigation. Net Contribution means the Contribution less the deficit repair contributions that would have been paid to the Main Fund Section of the Group

Fund pursuant to the 2013 Recovery Plan dated 27 June 2014 up to the time of the Corporate Action had the Trustee had not entered into this MoU.

9.	BANKING REFORM REQUIREMENTS

9.1	The Trustee acknowledges that the Royal Bank of Scotland Group must comply with the reforms proposed by the Independent Commission on Banking, including the changes made to the Financial Services and Markets Act 2000 (by the Banking Act 2013) and the Financial Services and Markets Act 2000 (Banking Reform) (Pensions) Regulation 2015.

9.2	The Principal Employer shall, and shall procure that each participating employer shall, act reasonably and in good faith towards the Group Fund in the implementation of the changes mentioned in 9.1. The Trustee shall act reasonably and in good faith towards each participating employer when considering any proposal (including any apportionment proposal) relating to a participating employer which results from compliance with these reforms. In particular, the Trustee agrees to act reasonably and in good faith in considering the detriment that the Group Fund will actually suffer as a result of compliance with the reforms.

10.	STAKEHOLDER ENGAGEMENT POLICY

On completion of the 2015 Valuation the Principal Employer and the Trustee will discuss and agree a stakeholder engagement policy governing how both parties will engage with each other in the running of the Group Fund. The Trustee agrees that the policy will, among other things, afford to the Principal Employer attendance at meetings at which strategic investment issues are to be discussed and copies of relevant papers to be made available. The manner of the Principal Employer’s attendance at meetings and the distribution of relevant papers (including but not limited to notice, attendees and frequency of meetings) shall be as the Trustee considers appropriate.

11.	CESSATION OF MOU

The MoU shall cease to apply with effect from the earlier date of the signing of or, 15 months after the effective date of the Next Valuation.

12.	AMENDMENT

The Principal Employer and the Trustee may agree to amend this Memorandum of Understanding by signing an amended and restated version of the Memorandum of Understanding incorporating all agreed amendments.

13.	COUNTERPARTS

This Memorandum of Understanding may be executed in any number of counterparts, all of which taken together will constitute one and the same document and any party may enter into this Memorandum of Understanding by executing a counterpart.

Signed on behalf of NATIONAL WESTMINSTER BANK PLC

by	/s/ Ross McEwan
(Director)

/s/ Ewen Stevenson
and	(Director)

Signed on behalf of RBS PENSION TRUSTEE LIMITED

by	/s/ Miller McLean
(Director)

and	/s/ Wendy Tavendale
(Director/Secretary)